Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-278988 on Form S-3 and Registration Statement Nos. 333-264793, 333-41027, 333-41899, 333-47080, 333-67718, 333-191235, 333-213836, 333-233117, and 333-272931 on Form S-8 of our reports dated February 14, 2025, relating to the financial statements of C.H. Robinson Worldwide, Inc. and the effectiveness of C.H. Robinson Worldwide, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 14, 2025